Exhibit 99.1

salesforce.com, inc.
UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

Salesforce.com, inc. (the “Company”) has updated the following unaudited pro forma financial information in advance of any future registration statements filed with the Securities and Exchange Commission before its Form 10-K is filed for the year ending January 31, 2018. The Company's audited consolidated statement of operations for the year ended January 31, 2017 filed on March 6, 2017 (“Fiscal 2017 Form 10-K”) only includes Demandware, Inc. (“Demandware”) results from July 11, 2016, the date of the Company's acquisition of Demandware, through January 31, 2017 as discussed in Note 6 “Business Combinations” in the Fiscal 2017 Form 10-K. The updated pro forma combined statement of operations below does not include results of any acquired companies other than Demandware from February 1, 2016 to January 31, 2017. The following unaudited pro forma combined financial information is based on the historical financial statements of the Company and Demandware after giving effect to the Company’s acquisition of Demandware and the assumptions, reclassifications and adjustments described in the accompanying notes to the unaudited pro forma combined financial information and is presented as if the acquisition had occurred on February 1, 2016.

A pro forma balance sheet as of January 31, 2017 is not required as the Company’s balance sheet as of January 31, 2017 included in the Form 10-K for the year ended January 31, 2017 reflects the acquisition.

The unaudited pro forma combined financial statements do not necessarily reflect what the combined company’s results of operations would have been had the acquisition occurred on the date indicated. They also may not be useful in predicting the future results of operations of the combined company. The actual results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The unaudited pro forma combined financial information does not reflect any operating efficiencies and/or cost savings that the Company may achieve with respect to the combined companies.

The unaudited pro forma combined financial information should be read in conjunction with the historical consolidated financial statements and accompanying notes of the Company included in the Annual Report on Form 10-K for the fiscal year ended January 31, 2017, the Quarterly Reports on Form 10-Q for the quarterly periods ended April 30, 2017, July 31, 2017, and October 31, 2017 and the historical consolidated financial statements and accompanying notes of Demandware included in the Form 8-K/A filed on September 1, 2016.

1

salesforce.com, inc.
UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
For the Year Ended January 31, 2017

	Historical
	salesforce.com [1]	Demandware [2] (Note 1)	Pro Forma Adjustments (Note 4)		Pro Forma Combined
(in thousands, except per share data)	(audited)
Revenues:
Subscription and support	$7,756,205	$117,080	$(60,061)	(A)(G)(I)	$7,813,224
Professional services and other	635,779	23,264	(1,643)	(I)	657,400
Total revenues	8,391,984	140,344	(61,704)		8,470,624
Cost of revenues:
Subscription and support	1,556,353	24,849	16,775	(B)(C)(E)(G)(I)	1,597,977
Professional services and other	677,686	17,425	(1,449)	(B)(G)(I)	693,662
Total cost of revenues	2,234,039	42,274	15,326		2,291,639
Gross profit	6,157,945	98,070	(77,030)		6,178,985
Operating expenses:
Research and development	1,208,127	39,679	(3,992)	(B)(G)(I)	1,243,814
Marketing and sales	3,918,027	60,267	19,524	(B)(C)(G)(I)	3,997,818
General and administrative	967,563	29,369	(28,153)	(B)(D)(E)(G)(H)(I)	968,779
Total operating expenses	6,093,717	129,315	(12,621)		6,210,411
Income (loss) from operations	64,228	(31,245)	(64,409)		(31,426)
Investment income	27,374	444	0		27,818
Interest expense	(88,988)	0	(4,542)	(F)(I)	(93,530)
Other income	9,072	54	(272)	(I)	8,854
Gain on sales of strategic investments	13,697	0	0		13,697
Income (loss) before benefit from (provision for) income taxes	25,383	(30,747)	(69,223)		(74,587)
Benefit from (provision for) income taxes	154,249	(854)	(209,657)	(J)	(56,262)
Net income (loss)	$179,632	$(31,601)	$(278,880)		$(130,849)
Less: Net loss attributable to noncontrolling interest	0	(258)	258		0
Less: Redeemable noncontrolling interest adjustment to redemption value	0	138	(138)		0
Net income (loss) attributable to Company	$179,632	$(31,481)	$(279,000)		$(130,849)
Basic net income (loss) per share	$0.26	$(0.86)			$(0.19)
Diluted net income (loss) per share	$0.26	$(0.86)			$(0.19)
Shares used in computing basic net income (loss) per share	687,797	36,517			687,797
Shares used in computing diluted net income (loss) per share	700,217	36,517			687,797
Amounts include amortization of purchased intangibles from business combinations, as follows (C)(I):
Cost of revenues	$127,676	$2,346	$18,761		$148,783
Marketing and sales	97,601	245	23,289		121,135
Other non-operating expense	2,491	0	0		2,491
Amounts include stock-based expenses, as follows (B)(I):
Cost of revenues	$107,457	$2,471	$859		$110,787
Research and development	187,487	6,841	(1,149)		193,179
Marketing and sales	388,937	6,097	443		395,477
General and administrative	136,486	5,034	(2,145)		139,375

[1]	salesforce.com historical amounts for the year ended January 31, 2017, as filed on Form 10-K on March 6, 2017, include results from Demandware beginning July 11, 2016 when the acquisition closed.

[2]	The Demandware historical amounts include results for the six months ended June 30, 2016.

salesforce.com, inc.
NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

1. BASIS OF PRO FORMA PRESENTATION

The unaudited pro forma combined statement of operations for the year ended January 31, 2017, is based on the historical financial statements of salesforce.com, inc. (the “Company”) and Demandware, Inc. (“Demandware”) after giving effect to the Company’s acquisition of Demandware on July 11, 2016 and the assumptions, reclassifications and adjustments described in the accompanying notes to the unaudited pro forma combined financial information.

The historical consolidated financial statements have been adjusted in the unaudited pro forma combined financial statement to give effect to pro forma events that are (1) directly attributable to the business combination, (2) factually supportable and (3) with respect to the pro forma combined statement of operations, expected to have a continuing impact on the combined results following the business combination.

The Company accounts for business combinations pursuant to Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 805, Business Combinations (“ASC 805”). In accordance with ASC 805, the Company uses its best estimates and assumptions to accurately assign fair value to the tangible assets acquired, identifiable intangible assets and liabilities assumed and the related income tax impacts as of the acquisition date. Goodwill as of the acquisition date is measured as the excess of purchase consideration over the fair value of tangible and identifiable intangible assets acquired and liabilities assumed.

The fair values assigned to Demandware’s tangible and identifiable intangible assets acquired and liabilities assumed are based on management’s estimates and assumptions that were available as of the date of the acquisition.

The unaudited pro forma financial statements do not necessarily reflect what the combined company’s results of operations would have been had the acquisition occurred on February 1, 2016. They also may not be useful in predicting the future results of operations of the combined company. The actual results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma combined financial information does not reflect any operating efficiencies or cost savings that the Company may achieve.

The unaudited pro forma combined financial information should be read in conjunction with the historical consolidated financial statements and accompanying notes of the Company included in the Annual Report on Form 10-K for the fiscal year ended January 31, 2017, the Quarterly Reports on Form 10-Q for the quarterly period ended April 30, 2017, July 31, 2017 and October 31, 2017 and the historical consolidated financial statements and accompanying notes of Demandware included in the Form 8-K/A filed on September 1, 2016.

Accounting Periods Presented

Demandware’s historical fiscal year ends on December 31 and, for purposes of the unaudited pro forma combined financial information, its historical results have been aligned to more closely conform to the Company’s January 31 fiscal year end as explained below.

The unaudited pro forma combined statements of operations of the Company and Demandware for the year ended January 31, 2017 are presented as if the Demandware acquisition had taken place on February 1, 2016. Due to different fiscal period ends, the pro forma statement of operations for the year ended January 31, 2017 combines the historical results of the Company for the year ended January 31, 2017 and the historical results of Demandware for the six months ended June 30, 2016. The historical results of the Company include the results of Demandware from July 11, 2016, the date of acquisition. The adjustments described in the accompanying notes reflect the six month period ending June 30, 2016 as six months of Demandware's results were included in the consolidated results for the year ended January 31, 2017 and therefore no adjustments were necessary for the six months ended January 31, 2017. The Company also made adjustments to eliminate Demandware's results from the historical results of the Company for the period from the acquisition date of July 11, 2016 to July 31, 2016.

Reclassifications

No reclassifications were required to the presentation of Demandware’s historical financial statements in order to conform to the Company’s presentation.

2. ACQUISITION OF DEMANDWARE, INC.

On July 11, 2016, the Company acquired for cash the outstanding stock of Demandware, an industry-leading provider of enterprise cloud commerce solutions in the digital commerce market. The Company acquired Demandware to, among other things, expand the Company's position in customer relationship management and to pursue the digital commerce market segment with the Salesforce Commerce Cloud. The Company has included the financial results of Demandware in the consolidated financial statements from the date of the acquisition. The transaction costs associated with the acquisition were $15.5 million and are recorded in General and administrative expense. The acquisition date fair value of the consideration transferred for Demandware was approximately $2.9 billion, including the proceeds from the term loan of $500.0 million (see Note 3), which consisted of the following (in thousands):

Fair Value
Cash	$2,920,336
Fair value of stock options and restricted stock awards assumed	9,344
Total	$2,929,680

The estimated fair value of the stock options assumed by the Company was determined using the Black-Scholes option pricing model. The share conversion ratio of 0.9545 was applied to convert Demandware’s outstanding equity awards for Demandware’s common stock into equity awards for shares of the Company’s common stock.

The following table summarizes the fair values of assets acquired and liabilities assumed as of the date of acquisition (in thousands):

Fair Value
Cash and cash equivalents	$139,259
Marketable securities	37,230
Accounts receivable	56,982
Other current assets	13,545
Customer contract asset, noncurrent	327,830
Intangible assets	633,277
Property and equipment	29,463
Other noncurrent assets	4,579
Goodwill	1,985,269
Accounts payable, accrued expenses and other liabilities	(51,870)
Deferred revenue, current and noncurrent	(22,647)
Other liabilities, noncurrent	(12,935)
Deferred tax liability	(210,302)
Net assets acquired	$2,929,680

The excess of purchase consideration over the fair value of net tangible and identifiable intangible assets acquired was recorded as goodwill. The fair values assigned to tangible and identifiable intangible assets acquired and liabilities assumed are based on management’s estimates and assumptions. The deferred tax liability established was primarily a result of the difference in the book basis and tax basis related to the identifiable intangible assets.

The following table sets forth the components of identifiable intangible assets acquired and their estimated useful lives as of the date of acquisition (in thousands):

	Fair Value	Useful Life
Developed technology	$242,550	2 to 5 years
Customer relationships	384,590	3 to 10 years
Other purchased intangible assets	6,137	3 to 10 years
Total intangible assets subject to amortization	$633,277

Developed technology represents the fair value of Demandware’s e-commerce technology. Customer relationships represent the fair values of the underlying relationships with Demandware customers. Other purchased intangible assets also includes intangibles such as trademarks and favorable leases, which span over lease terms varying from 1 to 10 years. The goodwill balance is primarily attributed to the assembled workforce and expanded market opportunities when integrating Demandware’s e-commerce technology with the Company’s other offerings. The majority of the goodwill balance is not deductible for U.S. income tax purposes.

The Company assumed equity awards with an estimated fair value of $135.2 million, of which $9.3 million was allocated to the purchase consideration.

3. DEBT

Term Loan

In July 2016, the Company entered into a credit agreement (the “Term Loan Credit Agreement”) with Bank of America, N.A. and certain other institutional lenders for a $500.0 million term loan facility (the “Term Loan”) that matures on July 11, 2019. The Term Loan will bear interest, at the Company’s option, at either a base rate plus a spread of 0.00% to 0.75% or an adjusted LIBOR rate plus a spread of 1.00% to 1.75%, in each case with such spread being determined based on the Company’s consolidated leverage ratio for the preceding four fiscal quarter period.
In July 2016, the Company borrowed the full $500.0 million under the Term Loan. All of the net proceeds of the Term Loan were for the purposes of partially funding the acquisition of Demandware.
Interest is due and payable in arrears quarterly for loans bearing interest at a rate based on the base rate and at the end of an interest period in the case of loans bearing interest at the adjusted LIBOR rate.
All outstanding amounts under the Term Loan Credit Agreement will be due and payable in July 2019. The Company may prepay the Term Loan, in whole or in part, at any time without premium or penalty, subject to certain conditions, and amounts repaid or prepaid may not be reborrowed. The Company’s obligations under the Term Loan Credit Agreement are required to be guaranteed by certain of its subsidiaries meeting certain thresholds set forth in the Term Loan Credit Agreement.
The Term Loan Credit Agreement contains customary affirmative and negative covenants, including covenants that limit or restrict the Company and its subsidiaries’ ability to, among other things, incur indebtedness, grant liens, merge or consolidate, dispose of assets, make investments, make acquisitions, enter into transactions with affiliates, pay dividends or make distributions and repurchase stock. The Company is also required to maintain compliance with a consolidated leverage ratio and a consolidated interest coverage ratio. The Term Loan Credit Agreement includes customary events of default. Under certain circumstances, a default interest rate will apply on all obligations during the existence of an event of default under the Term Loan Credit Agreement at a per annum rate equal to 2.00% above the applicable interest rate for any overdue principal and 2.00% above the rate applicable for base rate loans for any other overdue amounts. The occurrence of an event of default could result in the acceleration of obligations under the Term Loan Credit Agreement. The Company was in compliance with the Term Loan Credit Agreement’s covenants as of October 31, 2017.
The weighted average interest rate on the Term Loan was 1.8% as of January 31, 2017. Accrued interest on the Term Loan was $5.2 million as of January 31, 2017. The weighted average interest rate on the Term Loan was 2.2% as of October 31, 2017. Accrued interest on the Term Loan was $0.3 million as of October 31, 2017.

4. PRO FORMA ADJUSTMENTS

The following pro forma adjustments are included in the Company’s unaudited pro forma combined financial information:

(A) To record a reduction in revenues related to the estimated fair value of the acquired deferred revenue and the customer contract asset. The difference between the fair values of acquired deferred revenues, representing amounts equivalent to the estimated costs plus an appropriate profit margin to fulfill the obligations assumed, and the historical carrying amounts of Demandware’s deferred revenues results in a discount to the recorded deferred revenue and is therefore subsequently recognized as a reduction to revenues.

in thousands	Fiscal Year Ended January 31, 2017
Subscription and support	$(51,926)
Total reduction to revenue	$(51,926)

(B) To record the stock-based expense related to the unvested portion of Demandware stock options and restricted stock-based awards assumed in connection with the acquisition using the straight-line amortization method over the remaining vesting periods.

	Fiscal Year Ended January 31, 2017
in thousands	Demandware Historical Stock-based expense	Stock-based expense Based Upon Fair Values	Increase (decrease) in Stock-based expense
Cost of revenues:
Subscription and support	$554	$1,276	$722
Professional services and other	1,917	2,587	670
Research and development	6,841	6,454	(387)
Marketing and sales	6,097	7,450	1,353
General and administrative	5,034	3,272	(1,762)
Total stock-based expense	$20,443	$21,039	$596

(C) To record the amortization expense related to the intangible assets acquired in connection with the Company’s acquisition of Demandware.

	Fiscal Year Ended January 31, 2017
in thousands	Demandware Historical Amortization Expense	Amortization Expense Based Upon Fair Values	Increase in Amortization Expense
Cost of revenues:
Subscription and support	$2,346	$24,482	$22,136
Marketing and sales	245	32,075	31,830
Amortization expense	$2,591	$56,557	$53,966

(D) To eliminate acquisition related transaction costs of $4.3 million and $15.5 million that were incurred by Demandware and the Company, respectively, in the fiscal year ended January 31, 2017.

(E) To record the decrease in depreciation expense as a result of adjusting Demandware's property, plant and equipment, net to fair value.

in thousands	Fiscal Year Ended January 31, 2017
Cost of revenues:
Subscription and support	$755
General and administrative	(2,872)
Decrease in Depreciation expense	$(2,117)

(F) To record interest expense associated with the issuance of the Term Loan to finance a portion of the purchase consideration exchanged using the effective interest rate as of January 31, 2017.

in thousands	Par Value	Effective Annual Interest Rate	Increase in Interest Expense for Fiscal Year Ended January 31, 2017
Three-year term loan	$500,000	1.80%	$4,500

(G) To eliminate revenues, corresponding expenses and other operating expenses between the Company and Demandware for the periods presented.

(H) To record amortization of the favorable lease contract asset established upon purchase accounting. The asset represents the difference between the fair value and minimum lease obligations under outstanding leases acquired from Demandware.

(I) To eliminate Demandware's results included in the Company’s results for the period from the acquisition date of July 11, 2016 to July 31, 2016.

(J) The following table presents pro forma income tax adjustments to the periods presented. An adjustment was recorded to exclude the partial release of the Company's valuation allowance recorded in the Company's year ended January 31, 2017 from the pro forma statement of operations, as this was a material nonrecurring credit that resulted directly from the acquisition of Demandware. Other income tax adjustments were made to reflect the tax effect associated with the pro forma condensed combined statement of operations.

in thousands	Fiscal Year Ended January 31, 2017
Tax adjustment to exclude the benefit related to valuation allowance change	$(210,301)
Other proforma income tax adjustments	644
Pro forma adjustment to (increase) decrease (provision) benefit from income taxes	$(209,657)

5. PRO FORMA EARNINGS (LOSS) PER SHARE

The pro forma basic and diluted earnings (loss) per share amounts presented in the unaudited pro forma combined statement of operations are based upon the weighted average number of the Company’s common shares outstanding. The acquisition of Demandware had no effect to the Company's basic weighted average common shares outstanding calculations for the unaudited pro forma combined statement of operations periods presented.